EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

October 20, 2022

Board of Directors

CUB CRAFTERS, INC. and subsidiaries

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our reports dated October 20, 2021, with respect to the balance sheets of CUB CRAFTERS, INC. and subsidiaries as of December 31, 2020 and 2019 and the related statements of operations, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2020 and 2019, and the related notes to the financial statements.

 /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

October 20, 2022